EXHIBIT 19.1
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

				(Rs. in Million)
		As of December 31,		As of March 31,
	Schedule	2007	2006	2007

SOURCES OF FUNDS

SHAREHOLDERS’ FUNDS
Share capital	1	2,921	2,880	2,918
Share application money pending allotment		52	33	35
Reserves and surplus	2	114,097	89,042	93,042

		117,070	91,955	95,995

LOAN FUNDS
Secured loans	3	2,273	1,053	1,489
Unsecured loans	4	24,712	2,170	2,338

		26,985	3,223	3,827
Minority Interest		126	31	29

		144,181	95,209	99,851

APPLICATION OF FUNDS
FIXED ASSETS
Goodwill [refer note 19(8), (9), (14),& (15)]		41,315	9,485	9,477
Gross block	5	52,107	34,942	37,287
Less: Accumulated depreciation		26,486	18,227	18,993

Net block		25,621	16,715	18,294
Capital work-in-progress and advances		12,237	9,090	10,191

		79,173	35,290	37,962

INVESTMENTS	6	18,825	38,294	33,249

DEFERRED TAX ASSET (NET)		575	726	590

CURRENT ASSETS, LOANS AND ADVANCES
Inventories	7	6,155	3,985	4,150
Sundry debtors	8	36,163	27,756	29,007
Cash and bank balances	9	16,508	4,929	19,822
Loans and advances	10	29,250	16,500	17,454

		88,076	53,170	70,433

Less: CURRENT LIABILITIES AND PROVISIONS
Liabilities	11	36,209	26,394	34,350
Provisions	12	6,259	5,877	8,033

		42,468	32,271	42,383

NET CURRENT ASSETS		45,608	20,899	28,050

		144,181	95,209	99,851

Notes to Accounts	19
The schedules referred to above form an integral part of the condensed consolidated balance sheet

As per our report attached for and on behalf of the Board of Directors

for BSR & Co.	Azim Premji	B C Prabhakar	Dr Jagdish N Sheth
Chartered Accountants	Chairman	Director	Director

Zubin Shekary	Suresh C Senapaty	V Ramachandran
Partner	Executive Vice President	Company Secretary
Membership No. 48814	& Chief Financial Officer

Bangalore
January 18, 2008

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

					(Rs. in Million except share data)
		Quarter ended December 31,		Nine months ended December 31,		Year ended Mar 31,
	Schedule	2007	2006	2007	2006	2007

INCOME
Gross sales and services		53,137	40,057	143,896	107,709	151,330
Less: Excise duty		431	331	1,256	950	1,348

Net sales and services		52,706	39,726	142,640	106,759	149,982
Other income	13	1,626	825	3,561	1,996	2,732

		54,332	40,551	146,201	108,755	152,714

EXPENDITURE
Cost of sales and services	14	37,315	27,497	100,434	72,885	102,420
Selling and marketing expenses	15	3,814	2,336	10,069	6,710	9,547
General and administrative expenses	16	2,832	2,078	7,519	5,344	7,635
Interest	17	760	48	1,221	84	124

		44,721	31,959	119,243	85,023	119,726

PROFIT BEFORE TAXATION		9,611	8,592	26,958	23,732	32,988
Provision for taxation including fringe benefit tax		1,100	1,031	3,150	3,122	3,868

Profit before minority interest / share in earnings of associates:		8,511	7,561	23,808	20,610	29,120

Minority interest		(11)	4	(8)	4	6
Share in earnings of associates		40	89	233	246	295

PROFIT FOR THE PERIOD		8,540	7,654	24,033	20,860	29,421

Appropriations
Interim dividend		—	—	2,919	—	7,238
Proposed dividend		—	—	—	—	1,459
Tax on dividend		—	—	496	—	1,268

TRANSFER TO GENERAL RESERVE		8,540	7,654	20,618	20,860	19,456

EARNINGS PER SHARE — EPS
Equity shares of par value Rs. 2/- each
Basic (in Rs.)		5.88	5.36	16.56	14.65	20.62
Diluted (in Rs.)		5.86	5.28	16.48	14.43	20.41
Number of shares for calculating EPS
Basic		1,451,774,660	1,428,718,122	1,451,362,813	1,424,271,318	1,426,966,318
Diluted		1,457,885,557	1,449,797,975	1,458,117,789	1,445,528,304	1,441,469,652

Notes to Accounts	19
The schedules referred to above form an integral part of the condensed consolidated profit and loss account

As per our report attached for and on behalf of the Board of Directors

for BSR & Co.	Azim Premji	B C Prabhakar	Dr Jagdish N Sheth
Chartered Accountants	Chairman	Director	Director

Zubin Shekary	Suresh C Senapaty	V Ramachandran
Partner	Executive Vice President	Company Secretary
Membership No. 48814	& Chief Financial Officer

Bangalore
January 18, 2008

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOW STATEMENT

					(Rs. in Million)
	Quarter Ended Decemebr 31,		Nine months ended Decemebr 31,		Year Ended
	2007	2006	2007	2006	March 31, 2007

A. Cash flows from operating activities:
Profit before tax	9,611	8,592	26,958	23,732	32,988
Adjustments:
Depreciation and amortization	1,429	1,011	3,850	2,888	3,978
Amortisation of stock compensation	303	440	875	1,036	1,078
Unrealised exchange differences — net	(1,287)	(174)	(2,395)	183	457
Interest on borrowings	760	48	1,221	84	125
Dividend / interest — net	(828)	(581)	(2,265)	(1,461)	(2,118)
(Profit) / Loss on sale of investments	(46)	(180)	(596)	(355)	(588)
Gain on sale of fixed assets	(7)	(2)	(172)	(8)	(10)
Working capital changes :				—
Trade and other receivable	(3,501)	(1,633)	(8,239)	(5,949)	(7,358)
Loans and advances	(2,180)	609	(4,003)	(347)	(283)
Inventories	(254)	(469)	(1,109)	(830)	(1,120)
Trade and other payables	1,154	1,470	5,090	4,401	5,156

Net cash generated from operations	5,156	9,131	19,215	23,374	32,304
Direct taxes paid	(160)	(1,476)	(2,834)	(3,236)	(4,252)

Net cash generated by operating activities	4,996	7,656	16,381	20,138	28,052

B. Cash flows from investing activities:

Acquisition of property, fixed assets plant and equipment (including advances)	(3,062)	(3,146)	(9,377)	(9,361)	(13,005)
Proceeds from sale of fixed assets	69	(65)	392	118	149
Purchase of investments	(80,976)	(36,986)	(180,821)	(83,946)	(123,579)
Proceeds on sale / from maturities on investments	86,537	32,514	196,073	77,083	122,042
Intercorporate deposit	—	—	50	—	(650)
Net payment for acquisition of businesses	(5,939)	(2,370)	(32,327)	(6,521)	(6,608)
Dividend / interest income received	495	581	1,787	1,461	2,118

Net cash generated by / (used in) investing activities	(2,876)	(9,472)	(24,223)	(21,166)	(19,533)

C. Cash flows from financing activities:

Proceeds from exercise of employee stock option	337	1,257	393	3,905	9,458
Share application money pending allotment	16	(29)	52	32	35
Interest paid on borrowings	(760)	(48)	(1,221)	(84)	(125)
Dividends paid (including distribution tax)	(3,417)	—	(12,632)	(8,125)	(8,875)
Repayment of borrowings / loans	(35,883)	(2,775)	(55,985)	(6,285)	(5,915)
Proceeds of borrowings / loans	33,563	4,195	73,835	7,647	7,882
Proceeds from issuance of shares by subsidiary	(0)	35	55	35	35

Net cash generated by / (used in) financing activities	(6,145)	2,635	4,497	(2,875)	2,495

Net (decrease) / increase in cash and cash equivalents during the period	(4,025)	818	(3,345)	(3,903)	11,014
Cash and cash equivalents at the beginning of the period	20,488	4,144	19,822	8,858	8,858
Effect of translation of cash balance	46	(33)	31	(26)	(50)

Cash and cash equivalents at the end of the period	16,508	4,929	16,508	4,929	19,822

*	Balance as on December 31, 2007 includes Rs. 509 Million in a restricted designated bank account for payment of deferred compensation to certain employees.

Balance as on March 31, 2007 includes Rs. 7,278 Million in a restricted designated bank account for payment of interim dividend for the period ended March 31, 2007.

As per our report attached for and on behalf of the Board of Directors

for BSR & Co.	Azim Premji	B C Prabhakar	Dr Jagdish N Sheth
Chartered Accountants	Chairman	Director	Director

Zubin Shekary	Suresh C Senapaty	V Ramachandran
Partner	Executive Vice President	Company Secretary
Membership No. 48814	& Chief Financial Officer

Bangalore
January 18, 2008

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

	(Rs. in Million except share data)

	As of December 31,		As of March 31,

SCHEDULE 1 SHARE CAPITAL	2007	2006	2007

Authorised capital
1,650,000,000 (2006 & 2007: 1,650,000,000) equity shares of Rs. 2 each	3,300	3,300	3,300
25,000,000 (2006 & 2007: 25,000,000) 10.25 % redeemable cumulative preference shares of Rs. 10 each	250	250	250

	3,550	3,550	3,550

Issued, subscribed and paid-up capital

1,460,529,013 (2006: 1,439,802,322, 2007: 1,458,999,650) equity shares of Rs. 2 each [refer note 19 (2)]	2,921	2,880	2,918

	2,921	2,880	2,918

	As of December 31,		As of March 31,

SCHEDULE 2 RESERVES AND SURPLUS	2007	2006	2007

Capital reserve
Balance brought forward from previous period	47	47	47

	47	47	47

Securities premium account
Balance brought forward from previous period	24,530	14,378	14,378
Add: Exercise of stock options by employees	562	4,460	10,152

	25,092	18,838	24,530

Translation reserve
Balance brought forward from previous period	(247)	(111)	(111)
Movement during the period	(620)	16	(136)

	(867)	(95)	(247)

Restricted stock units reserve
Employee Stock Options Outstanding	5,256	5,488	5,273
Less: Deferred Employee Compensation Expense	3,597	4,431	4,351

	1,659	1,057	922

General reserve
Balance brought forward from previous period	67,790	48,357	48,357
Additions [refer note 19 (3)]	19,235	20,837	19,433

	87,025	69,194	67,790

Unrealised gains on cash flow hedges, net	1,141	—	—

Summary of reserves and surplus
Balance brought forward from previous period	93,042	63,202	63,202
Additions	21,675	25,840	29,977
Deletions	(620)	—	(137)

	114,097	89,042	93,042

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

		(Rs. in Million)

	As of December 31,		As of March 31,

SCHEDULE 3 SECURED LOANS	2007	2006	2007

Term loans[1,2]	688	740	674
Cash credit facilities[1]	510	285	791
Finance lease obligation[2]	1,075	28	24

	2,273	1,053	1,489

[1]	Term loans and cash credit facility are secured by hypothecation of stock-in-trade, book debts, immovable/movable properties and other assets

[2]	Term loans and finance lease obligation as on December 31, 2007 include Rs. 971 Million of borrowings of entities acquired during the period.

SCHEDULE 4 UNSECURED LOANS
Borrowing from banks [3]	24,611	2,121	2,240
Loan from financial institutions	—	—	52
Interest free loan from State Governments	44	48	46
Others	57	1	—

	24,712	2,170	2,338

[3]	Borrowing from banks as on December 31, 2007 include Rs. 4,380 Million of borrowings of entities acquired during the period.

	(Rs. in Million)
	GROSS BLOCK				ACCUMULATED DEPRECIATION				NET BLOCK
				As of				As of	As of
SCHEDULE 5 FIXED ASSETS	As of April		Deductions/	December	As of April	Depreciation	Deductions /	December	December	As of March
PARTICULARS	1, 2007	Additions[4]	adjustments	31, 2007	1, 2007	for the period	adjustments[4]	31, 2007	31, 2007	31, 2007
(a) Tangible fixed assets
Land (including leasehold)	2,170	598	41	2,727	2	1	2	5	2,722	2,168
Buildings	6,198	2,842	36	9,004	669	120	375	1,164	7,840	5,529

Plant & machinery [5]	21,125	7,449	201	28,373	14,072	2,817	2,105	18,994	9,379	7,053
Furniture, fixture and equipments	4,180	2,380	61	6,499	2,806	514	848	4,168	2,331	1,374
Vehicles	1,830	831	184	2,477	989	328	18	1,335	1,142	841
(b) Intangible fixed assets
Technical know-how	330	420	—	750	329	2	—	331	419	1
Patents, trade marks and rights	1,454	863	40	2,277	126	68	295	489	1,788	1,328

	37,287	15,383	563	52,107	18,993	3,850	3,643	26,486	25,621	18,294

Previous year - 31 March 2007	24,816	12,743	272	37,287	12,910	3,979	2,104	18,993	18,294

[4]	- Additions include Gross Block of Rs. 8,031 Million and adjustments include Accumulated depreciation of Rs. 3,837 Million in respect of assets of entities acquired during the period

[5]	- Plant and machinery includes computers and computer software.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

			(Rs. in Million)

	As of December 31,		As of March 31,

SCHEDULE 6 INVESTMENTS	2007	2006	2007

Investments- Long Term — unquoted

Investment in Associates
Wipro GE Medical Systems Private Ltd [6]	1,243	995	1,043

	1,243	995	1,043

Other Investments — unquoted	365	364	364

Current Investments — quoted
Investments in Indian money market mutual funds	17,217	36,935	31,842
Investments — others	—	—	—

	17,217	36,935	31,842

	18,825	38,294	33,249

[6]	Equity investments in this company carry certain restrictions on transfer of shares that are normally provided for in shareholders’ agreements

SCHEDULE 7 INVENTORIES
Finished goods	2,198	1,522	1,777
Raw materials	2,777	1,589	1,584
Stock in process	773	532	491
Stores and spares	407	342	298

	6,155	3,985	4,150

SCHEDULE 8 SUNDRY DEBTORS
(Unsecured)
Debts outstanding for a period exceeding six months
Considered good	2,347	1,261	919
Considered doubtful	1,081	1,203	1,388

	3,428	2,464	2,307

Other debts
Considered good	33,816	26,495	28,088
Considered doubtful	—	—	—

	37,244	28,959	30,395

Less: Provision for doubtful debts	1,081	1,203	1,388

	36,163	27,756	29,007

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

	(Rs. in Million)
	As of December 31,		As of March 31,
SCHEDULE 9 CASH AND BANK BALANCES	2007	2006	2007
Balances with bank:
In current account [7]	5,168	4,807	16,784
In deposit account	10,391	9	2,355
Cash and cheques on hand	949	113	683

	16,508	4,929	19,822

[7]	Balance as on December 31, 2007 includes Rs. 509 Million in a restricted designated bank account for payment of deferred compensation to certain employees.

Balance as on March 31, 2007 includes Rs. 7,278 Million in a restricted designated bank account for payment of interim dividend for the period ended March 31, 2007.

SCHEDULE 10 LOANS AND ADVANCES
(Unsecured, considered good unless otherwise stated)
Advances recoverable in cash or in kind or for value to be received
Considered good
- Prepaid expenses	4,468	1,918	2,049
- Advance to suppliers / expenses	1,235	603	753
- Employee travel & other advances	1,531	782	885
- Others	4,559	2,178	1,471

	11,793	5,481	5,158
Considered doubtful	168	195	194

	11,961	5,676	5,352
Less: Provision for doubtful advances	168	195	194

	11,793	5,481	5,158

Other deposits	1,806	1,592	1,613
Advance income tax	5,463	4,185	4,730
Inter corporate deposit	600	—	650
Balances with excise and customs	601	125	207
Unbilled revenue	8,987	5,117	5,096

	29,250	16,500	17,454

SCHEDULE 11 LIABILITIES
Acquisition related liabilities	223	—	—
Accrued expenses and statutory liabilities	18,051	14,544	13,776
Sundry creditors	12,259	8,734	10,202
Unearned revenues	3,997	1,735	1,761
Advances from customers	1,675	1,377	1,369
Unclaimed dividends	4	4	4
Unpaid interim dividends	—	—	7,238

	36,209	26,394	34,350

SCHEDULE 12 PROVISIONS
Employee retirement benefits	2,495	2,002	2,118
Warranty provision	803	909	831
Provision for tax	2,961	2,966	3,106
Proposed dividend	—	—	1,459
Tax on dividend	—	—	519

	6,259	5,877	8,033

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

	(Rs. in Million)
	Quarter ended December 31,		Nine months ended December 31,		Year ended
	2007	2006	2007	2006	March 31, 2007

SCHEDULE 13 OTHER INCOME
Dividend on mutual fund units	406	412	1,197	1,107	1,686
Profit on sale of investments	46	180	596	355	588
Interest on debt instruments and others	484	169	1,130	354	432
Exchange differences — net	319	(4)	(67)	(198)	(231)
Miscellaneous income	371	68	705	378	257

	1,626	825	3,561	1,996	2,732

SCHEDULE 14 COST OF SALES AND SERVICES
Employee compensation costs	18,657	14,485	51,088	39,472	54,239
Raw materials, finished and process stocks ( refer Schedule 18)	9,590	6,759	25,793	15,430	23,182
Sub contracting / technical fees	2,517	1,626	7,020	4,814	6,677
Travel	1,311	1,162	3,616	3,480	5,084
Depreciation	1,325	941	3,561	2,695	3,696
Communication	565	431	1,430	1,177	1,620
Repairs	1,296	827	2,477	1,884	2,645
Power and fuel	412	281	1,108	810	1,062
Outsourced technical services	258	217	778	615	842
Rent	369	241	917	741	1,009
Stores and spares	252	175	699	459	676
Insurance	64	45	159	147	186
Rates and taxes	53	(35)	91	142	198
Miscellaneous	646	342	1,697	1,019	1,304

	37,315	27,497	100,434	72,885	102,420

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

	(Rs. in Million)
	Quarter ended December 31,		Nine months ended December 31,		Year ended
SCHEDULE 15 SELLING AND MARKETING EXPENSES	2007	2006	2007	2006	March 31, 2007

Employee compensation costs	1,832	1,168	4,897	3,364	4,728
Advertisement and sales promotion	703	312	1,683	1,005	1,400
Travel	227	147	730	550	790
Carriage and freight	294	234	855	554	885
Commission on sales	150	65	391	205	275
Rent	147	90	359	236	326
Communication	101	74	256	199	294
Conveyance	37	29	103	80	111
Depreciation	85	44	206	126	190
Repairs to buildings	23	21	55	49	60
Insurance	5	5	26	18	25
Rates and taxes	9	10	25	22	26
Miscellaneous expenses	201	137	483	302	437

	3,814	2,336	10,069	6,710	9,547

SCHEDULE 16 GENERAL AND ADMINISTRATIVE EXPENSES

Employee compensation costs	1,426	987	3,543	2,355	3,430
Travel	309	232	835	657	909
Repairs and mantainance	131	82	395	218	321
Provision for bad debts	—	61	226	205	294
Manpower outside services	64	35	164	98	142
Depreciation	18	25	83	66	93
Rates and taxes	6	13	44	56	63
Insurance	21	17	55	38	57
Rent	19	19	66	40	77
Auditors’ remuneration
Audit fees	3	3	10	10	13
For certification including tax audit	—	—	1	1	1
Out of pocket expenses	—	—	1	1	1
Miscellaneous expenses	835	604	2,096	1,599	2,234

	2,832	2,078	7,519	5,344	7,635

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

	(Rs. in Million)
	Quarter ended December 31,		Nine months ended December 31,		Year ended
	2007	2006	2007	2006	March 31, 2007

SCHEDULE 17 INTEREST

Cash credit and others[8]	760	48	1,221	84	124

[8]    Includes Rs.88 Million and Rs.286 Million for the quarter ended and nine month ended December 31, 2007 (2006 & 2007: Nil) of interest borne by Wipro Equity Reward Trust in respect of loans availed by employees from third party financial institution/bank in March 2007 for the exercise of vested employee stock options.

SCHEDULE 18 RAW MATERIALS, FINISHED AND PROCESSED STOCKS
Consumption of raw materials and bought out components :

Opening stocks	2,868	667	1,584	692	692
Add: Stock taken over on acquisition	—	651	374	651	651
Add: Purchases	3,847	4,210	13,125	7,534	11,701
Less: Closing stocks	2,777	1,589	2,777	1,589	1,584

	3,938	3,939	12,306	7,288	11,460

Purchase of finished products for sale	5,890	3,000	13,622	8,678	12,471

(Increase) / Decrease in finished and process stocks :

Opening stock : In process	646	373	491	289	289
: Finished products	2,084	1,156	1,777	886	886

Stock taken over on acquisition : In process	—	194	8	194	194
: Finished products	3	150	560	150	150

Less: Closing stock : In process	773	532	773	532	491
: Finished products	2,198	1,521	2,198	1,521	1,777

	(238)	(180)	(135)	(536)	(749)

	9,590	6,759	25,793	15,430	23,182

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULE 19 – NOTES TO ACCOUNTS
Company overview
Wipro Limited (Wipro), together with its subsidiaries and associates (collectively, the Company or the group) is a leading India based provider of IT Services and Products, including Business Process Outsourcing (BPO) services, globally. Further, Wipro has other businesses such as India and AsiaPac IT Services and Products and Consumer Care and Lighting. Wipro is headquartered in Bangalore, India.
1. Significant accounting policies
i.	Basis of preparation of financial statements

The condensed financial statements are prepared in accordance with Indian Generally Accepted Accounting Principles (GAAP) under the historical cost convention on the accrual basis. GAAP comprises accounting standards notified by the Central Government of India under section 211(3C) of the Companies Act, 1956, other pronouncements of the Institute of Chartered Accountants of India, the provisions of the Companies Act, 1956 and guidelines issued by the Securities and Exchange Board of India. The recognition, measurement and disclosure provisions of AS 25, Interim Financial Reporting, have been followed for these condensed interim financial statements.

ii.	Principles of consolidation

The consolidated financial statements include the financial statements of Wipro and all its subsidiaries, which are more than 50% owned or controlled.

The financial statements of the parent company and its majority owned / controlled subsidiaries have been combined on a line by line basis by adding together the book values of all items of assets, liabilities, incomes and expenses after eliminating all inter-company balances / transactions and resulting unrealized gain / loss.

The consolidated financial statements are prepared using uniform accounting policies for similar transactions and other events in similar circumstances.

iii.	Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contin gent assets and liabilities on the date of the financial statements and reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.

iv.	Goodwill

Goodwill arising on consolidation / acquisition of assets is not amortised. It is tested for impairment on a periodic basis and written-off if found impaired.

v.	Fixed assets, intangible assets and work-in-progress

Fixed assets are stated at historical cost less accumulated depreciation.

Interest on borrowed money allocated to and utilized for qualifying fixed assets, pertaining to the period up to the date of capitalization is capitalized. Assets acquired on direct finance lease are capitalized at the gross value and interest thereon is charged to profit and loss account.

Intangible assets are stated at the consideration paid for acquisition less accumulated amortization.

Advances paid towards the acquisition of fixed assets outstanding as of each balance sheet date and the cost of fixed assets not ready for use before such date are disclosed under capital work-in-progress. Lease payments under operating lease are recognised as an expense in the profit and loss account.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Payments for leasehold land are amortised over the period of lease.

vi.	Investments

Long term investments (other than investment in associate) are stated at cost less provision for diminution in the value of such investments. Diminution in value is provided for where the management is of the opinion that the diminution is of other than temporary nature. Short term investments are valued at lower of cost and net realizable value.

Investment in associate is accounted under the equity method.

vii.	Inventories

Finished goods are valued at cost or net realizable value, whichever is lower. Other inventori es are valued at cost less provision for obsolescence. Small value tools and consumables are charged to consumption on purchase. Cost is determined using weighted average method.

viii.	Provisions and contingent liabilities

The Company creates a provision when there is a present obligation as a result of an obligating event that probably requires an outflow of resources and a reliable estimate can be made of the amount of the outflow.

A disclosure for a contingent liability is made when there is a possible obligation or a present obligation that may, but probably will not, require an outflow of resources. Where there is a possible obligation or a present obligation in respect of which the likelihood of outflow of resources is remote, no provision or disclosure is made.

ix.	Revenue recognition

Services:

Revenue from Software development services comprises revenue from time and material and fixed-price contracts. Revenue from time and material contracts is recognised as related services are performed. Revenue from fixed-price, fixed-time frame contracts is recognised in accordance with the “Percentage of Completion” method.

Revenues from BPO services are derived from both time-based and unit-priced contracts. Revenue is recognised as the related services are performed, in accordance with the specific terms of the contract with the customers.

Revenue from maintenance services is accrued over the period of the contract.

Revenue from customer training, support and other services is recognised as the related services are performed.

Provision for estimated losses, if any, on incomplete contracts are recorded in the period in which such losses become probable based on the current contract estimates.

‘Unbilled revenues’ included in loans and advances represent cost and earnings in excess of billings as at the balance sheet date. ‘Unearned revenues’ included in current liabilities represent billing in excess of revenue recognised.

Products:

Revenue from sale of products is recognised, in accordance with the sales contract, on dispatch from the factories/ warehouse of the Company. Revenues from product sales are shown as net of excise duty, sales tax separately charged and applicable discounts.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Others:

Agency commission is accrued when shipment of consignment is dispatched by the principal.

Profit on sale of investments is recorded upon transfer of title by the Company. It is determined as the difference between the sales price and the then carrying amount of the investment.

Interest is recognised using the time-proportion method, based on rates implicit in the transaction.

Dividend income is recognised where the Company’s right to receive dividend is established.

Export incentives are accounted on accrual basis and include estimated realizable values/ benefits from special import licenses and advance licenses.

Other income is recognised on accrual basis. Other income includes unrealized losses on short-term investments.

x.	Warranty cost

The Company accrues the estimated cost of warranties at the time when the revenue is recognised. The accruals are based on the Company’s historical experience of material usage and service delivery costs.

xi.	Foreign currency transactions

The Company is exposed to currency fluctuations on foreign currency transactions. Foreign currency transactions are accounted in the books of accounts at the average rate for the month.

Transaction:

The difference between the rate at which foreign currency transactions are accounted and the rate at which they are realized is recognised in the profit and loss account.

Translation:

Monetary foreign currency assets and liabilities at period-end are translated at the closing rate. The difference arising from the translation is recognised in the profit and loss account.

Derivative instruments and Hedge accounting:

The Company is exposed to foreign currency fluctuations on foreign currency assets and forecasted cash flows denominated in foreign currency. The Company limits the effects of foreign exchange rate fluctuations by following established risk management policies including the use of derivatives. The Company enters into forward exchange and option contracts, where the counterparty is a bank.

Since March 2004, the Company has designated forward contracts and options to hedge highly probable forecasted transactions as cash flow hedges based on the principles set out in International Accounting Standard (IAS 39) on Financial Instruments.

The exchange differences relating to these forward contracts and gains/losses on such options were being recognised in the period in which the forecasted transaction was expected to occur. The exchange differences relating to ineffective portion of the cash flow hedges and forward contracts / options not designated as cash flow hedges were recognised in the profit and loss account as they arose.

Effective April 1, 2007, based on the recognition and measurement principles set out in the Accounting Standard (AS) 30 on Financial Instruments: Recognition and Measurement, the changes in the fair values of forward contracts and options designated as cash flow hedges are recognised directly in shareholders’ funds and are reclassified into the profit and loss account upon the occurrence of the hedged transaction. The changes in fair value relating to the

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
ineffective portion of the cash flow hedges and forward contracts / options not designated as cash flow hedges are recognised in the profit and loss account as they arise.

Integral operations:

In respect of integral operations, monetary assets and liabilities are translated at the exchange rate prevailing at the date of the balance sheet. Non-monetary items are translated at the historical rate. The items in the profit and loss account are translated at the average exchange rate during the period. The differences arising out of the translation are recognised in the profit and loss account.

Non-integral operations:

In respect of non-integral operations, assets and liabilities are translated at the exchange rate prevailing at the date of the balance sheet. The items in the profit and loss account are translated at the average exchange rate during the period. The differences arising out of the translation are transferred to translation reserve.

xii.	Depreciation and amortisation

Depreciation is provided on straight line method at rates not lower than rates specified in Schedule XIV to the Companies Act, 1956. In some cases, assets are depreciated at the rates which are higher than Schedule XIV rates to reflect the economic life of asset. Management estimates the useful life of various assets as follows:

Nature of asset	Life of asset
Building	30 – 60 years
Plant and machinery	5 – 21 years
Office equipment	3 - 10 years
Vehicles	4 years
Furniture and fixtures	3 - 10 years
Data processing equipment and software	2 – 6 years
Fixed assets individually costing Rs. 5,000/- or less are depreciated at 100%.

Assets under capital lease are amortised over their estimated useful life or the lease term, whichever is lower. Intangible assets are amortized over their estimated useful life. For various brands acquired by the Company, the estimated useful life has been determined ranging between 20 to 25 years based on expected life, performance, market share, niche focus and longevity of the brand. Accordingly, such intangible assets are being amortised over the determined useful life.

xiii.	Impairment of assets

The Company assesses at each balance sheet date whether there is any indication that an asset including goodwill may be impaired. If any such indication exists, the Company estimates the recoverable amount of the asset. If such recoverable amount of the asset or the recoverable amount of the cash generating unit to which the asset belongs to is less than its carrying amount, the carrying amount is reduced to its recoverable amount. The reduction is treated as an impairment loss and is recognised in the profit and loss account. If at the balance sheet date there is an indication that if a previously assessed impairment loss no longer exists, the recoverable amount is reassessed and the asset is reflected at the recoverable amount subject to a maximum of depreciated historical cost. In respect of goodwill the impairment loss will be reversed only when it was caused by specific external events and their effects have been reversed by subsequent external events.

xiv.	Provision for retirement benefits

Provident fund:

Employees receive benefits from a provident fund, a defined contribution plan. The employee and employer each make monthly contributions to the plan equal to 12% of the covered employee’s

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
salary. A portion of the contribution is made to the provident fund trust managed by the Company, while the remainder of the contribution is made to the Government’s provident fund.

Compensated absences:

The employees of the Company are entitled to compensated absence. The employees can carry-forward a portion of the unutilized accrued compensated absence and utilize it in future periods or receive cash compensation at retirement or termination of employment for the unutilized accrued compensated absence. The Company records an obligation for compensated absences in the period in which the employee renders the services that increase this entitlement. The Company measures the expected cost of compensated absence as the additional amount that the Company expects to pay as a result of the unused entitlement that has accumulated at the balance sheet date.

Gratuity:

In accordance with applicable Indian laws, the Company provides for gratuity, a defined benefit retirement plan (Gratuity Plan) covering certain categories of employees. The Gratuity Plan provides a lump sum payment to vested employees, at retirement or termination of employment, an amount based on the respective employee’s last drawn salary and the years of employment with the Company. Liability with regard to gratuity plan is accrued based on actuarial valuations at the balance sheet date, carried out by an independent actuary. Actuarial gain or loss is recognised immediately in the statement of profit and loss as income or expense. The Company has an employees’ gratuity fund managed by the Life Insurance Corporation of India (LIC).

Superannuation:

Apart from being covered under the Gratuity Plan described above, the employees of the Company also participate in a defined contribution plan maintained by the Company. This plan is administered by the LIC & ICICI Prudential Insurance Company Limited. The Company makes annual contributions based on a specified percentage of each covered employee’s salary.

xv.	Employee stock options

The Company determines the compensation cost based on the intrinsic value method. The compensation cost is amortised on a straight line basis over the vesting period.

xvi.	Research and development

Revenue expenditure on research and development is charged to Profit and Loss account and capital expenditure is shown as addition to fixed assets.

xvii.	Income tax & Fringe benefit tax

Income tax:

The current charge for income taxes is calculated in accordance with the relevant tax regulations. Deferred tax assets and liabilities are recognised for the future tax consequences attributable to timing differences that result between the profit offered for income taxes and the profit as per the financial statements by each entity in the Company.

Deferred tax in respect of timing differences which originate during the tax holiday period but reverse after the tax holiday period is recognised in the period in which the timing differences originate. For this purpose, reversal of timing difference is determined using FIFO method.

Deferred tax assets and liabilities are measured using the tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date. The effect on deferred tax assets and liabilities of a change in tax rates is recognised in the period that includes the enactment/substantive enactment date.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Deferred tax assets on timing differences are recognised only if there is a reasonable certainty that sufficient future taxable income will be available against which such deferred tax assets can be realized. However, deferred tax assets on the timing differences when unabsorbed depreciation and losses carried forward exist, are recognised only to the extent that there is virtual certainty that sufficient future taxable income will be available against which such deferred tax assets can be realized.

Deferred tax assets are reassessed for the appropriateness of their respective carrying amounts at each balance sheet date.

The income tax provision for the interim period is made based on the best estimate of the annual average effective tax rate expected to be applicable for full fiscal year. Changes in interim periods to tax provisions, for changes in judgments or settlements relating to tax exposure items of earlier years, are recorded as discrete items in the interim period of change. A detailed bifurcation between current tax and deferred tax charge / (benefit) is made at the year end.

Fringe benefit tax:

The Fringe Benefit Tax (FBT) is accounted for in accordance with the guidance note on accounting for fringe benefits tax issued by the ICAI. The provision for FBT is reported under income taxes.

xviii.	Earnings per share

Basic:

The number of shares used in computing basic earnings per share is the weighted average number of shares outstanding during the period.

Diluted:

The number of shares used in computing diluted earnings per share comprises the weighted average shares considered for deriving basic earnings per share, and also the weighted average number of equity shares that could have been issued on the conversion of all dilutive potential equity shares.

Dilutive potential equity shares are deemed converted as of the beginning of the period, unless issued at a later date. The number of shares and potentially dilutive equity shares are adjusted for any stock splits and bonus shares issued.

xix.	Cash flow statement

Cash flows are reported using the indirect method, whereby net profits before tax is adjusted for the effects of transactions of a non-cash nature and any deferrals or accruals of past or future cash receipts or payments. The cash flows from regular revenue generating, investing and financing activities of the Company are segregated.

NOTES TO ACCOUNTS

2.	The following are the details for 1,460,529,013 (2006: 1,439,802,322, 2007: 1,458,999,650) equity shares as of December 31, 2007.

i )	1,398,430,659
Equity shares / American Depository Receipts (ADRs) (2006 & 2007:1,398,430,659) have been allotted as fully paid bonus shares / ADRs by capitalization of Securities premium account and Capital redemption reserve.

ii)	1,325,525	Equity shares (2006 & 2007: 1,325,525) have been allotted as fully paid-up, pursuant to a scheme of amalgamation, without payment being received in cash.

iii)	3,162,500	Equity shares (2006 & 2007: 3,162,500) representing American Depository Receipts issued during 2000-2001 pursuant to American Depository offering by the Company.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
iv)  56,685,329  Equity shares (2006: 35,958,638, 2007: 55,155,966) issued pursuant to Employee Stock Option Plan.
3.	Note on Reserves:
i)	Restricted stock units reserve includes Deferred Employee Compensation, which represents future charge to profit and loss account and employee stock options outstanding to be treated as securities premium at the time of allotment of shares.

ii)	Additions to General Reserve include:

			(Rs. in Million)
			For the
	Nine month ended		year ended
	December	December	March 31,
Particulars	31, 2007	31, 2006	2007
a) Transfer from Profit and Loss Account	20,618	20,860	19,456
b) Dividend distributed to Wipro Equity Reward Trust	—	40	40
c) Additional dividend paid for the previous year	(1)	(36)	(36)
d) Adjustment on account of amalgamation of cMango Inc & Quantech Global Services LLC with Wipro Inc [refer Note 19(8,9)]	(1,376)	—	—
e) Transition liability for employee benefits	—	(27)	(27)
f) Other Adjustments	(6)	—	—

	19,235	20,837	19,433
4.	The Company has designated forward contracts and options to hedge highly probable forecasted transactions based on the principles set out in International Accounting Standard (IAS 39) on Financial Instruments: Recognition and Measurement. Until March 31, 2007, the exchange differences on the forward contracts and gain / loss on such options were recognised in the profit and loss account in the period in which the forecasted transaction is expected to occur. As of December 31, 2006 and March 31, 2007 the Company had forward /option contracts to sell USD 167 million and USD 87 million respectively, relating to highly probable forecasted transactions. The effect of mark to market of the designated contracts as of December 31, 2006 and as of March 31, 2007 was a gain of Rs 89 million and Rs 105 million respectively. The premium / discount at inception of forward contracts was amortised over the life of the contract.

Effective April 1, 2007, based on the recognition and measurement principles set out in the Accounting Standard (AS) 30 on Financial Instruments: Recognition and Measurement, the changes in the derivative fair values relating to forward contracts and options that are designated as effective cash flow hedges of Rs 1,141 million, have been recognised directly in shareholders’ funds until the hedged transactions occur. Upon occurrence of the hedged transaction the amounts recognised in the shareholders’ funds would be reclassified into the profit and loss account.

As a result of this change in the nine months ended December 31, 2007, the shareholders’ funds and loans and advances have increased by Rs. 1,141 million.

5.	The Company has a 49% equity interest in Wipro GE Medical Systems Private Limited (Wipro GE), an entity in which General Electric, USA holds the majority equity interest. The shareholders agreement provides specific rights to the two shareholders. Management believes that these specific rights do not confer joint control as defined in Accounting Standard 27 “Financial Reporting of Interests in Joint Ventures”. Consequently, Wipro GE is not considered as a joint venture and consolidation of financial statements is carried out as per the equity method in terms of Accounting Standard 23 “Accounting for Investments in Associates in Consolidated Financial statements”.

6.	The Company has been granting restricted stock units (RSUs) since October 2004. The RSUs generally vest in a graded manner over a five year period. The stock compensation cost is computed under the intrinsic value method and amortised on a straight line basis over the total vesting period of five years.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
For the quarter and nine months ended December 31, 2007, the Company has recorded stock compensation expense of Rs. 303 Million & Rs. 875 Million respectively.

The Company has been advised by external counsel that the straight line amortization over the total vesting period complies with the SEBI Employee Stock Option Scheme Guidelines 1999, as amended. However, an alternative interpretation of the SEBI guidelines could result in amortization of the cost on an accelerated basis. If the Company were to amortize the cost on an accelerated basis, profit after taxation for the quarters ended December 31, 2006 and 2007 would have been higher by Rs.47 million and lower by Rs. 47 million respectively and the profit after taxation for the nine months ended December 31, 2006 and 2007 would have been higher by Rs. 1 Million and lower by Rs. 191 Million respectively. This would effectively increase/ decrease, as the case may be, the profit after taxation in later periods by similar amounts.

7.	The Company had received tax demands from the Indian income tax authorities for the financial years ended March 31, 2001, 2002, 2003 and 2004 aggregating to Rs. 11,127 Million (including interest of Rs. 1,503 Million). The tax demand was primarily on account of denial of deduction claimed by the Company under Section 10A of the Income Tax Act 1961, in respect of profits earned by its undertakings in Software Technology Park at Bangalore. The Company had appealed against these demands. In March 2006, the first appellate authority vacated the tax demands for the years ended March 31, 2001 and 2002. The income tax authorities have filed an appeal against the above order.

In March 2007 and July 2007, the first Income tax appellate authority upheld the deductions claimed by the Company under Section 10A of the Act, which vacates a substantial portion of the demand for the year ended March 31, 2003 and 2004.

Considering the facts and nature of disallowance and the order of the appellate authority upholding the claims of the Company for earlier years, the Company believes that the final outcome of the above disputes should be in favour of the Company and there should not be any material impact on the financial statements.

8.	In the terms of the scheme of amalgamation filed with and endorsed by the State of Delaware, USA, cMango Inc amalgamated with Wipro Inc with effect from June 1, 2007. Wipro Inc has accounted for the amalgamation as an amalgamation in the nature of merger in accordance with Accounting Standard 14, Accounting for Amalgamations and goodwill amounting to Rs. 907 million has been adjusted against the general reserve of the Company.

9.	In the terms of the scheme of amalgamation filed with and endorsed by the State of Delaware, USA, Quantech Global services LLC amalgamated with Wipro Inc with effect from May 1, 2007. Wipro Inc has accounted for the amalgamation as an amalgamation in the nature of merger in accordance with Accounting Standard 14, Accounting for Amalgamations and goodwill amounting to Rs. 469 million has been adjusted against the general reserve of the Company.

10.	The Board of Directors and shareholders of the Company have approved on June 6, 2007, the schemes of amalgamation of the following wholly owned subsidiaries with the Company. The amalgamation is subject to the applicable regulatory approvals.
i)	Wipro Infrastructure Engineering Limited

ii)	Wipro Healthcare IT Limited

iii)	Quantech Global Services Limited

iii)	iv) Mpact Technology Services Private Limited

v)	mPower Software Services (India) Private Limited; and

vi)	cMango India Private Limited.
11.	The Company has merged its following, fully owned subsidiaries into Hydrauto Group AB with retrospective effect from April 1, 2007.
a)	Hydrauto Medium cylinders Skelleftteas AB

b)	Hydrauto Engineering AB

c)	Hydrauto Light Cylinders Bispgarden AB

d)	Hydrauto Light Cylinders Ostersund AB

e)	Hydrauto Big Cylinders Ljungby AB

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
f)	Hydrauto Logistics AB
12.	The Guidance on implementing AS 15, Employee Benefits issued by the Accounting Standards Board (ASB) provides that exempt provident funds which require employers to meet the interest shortfall are in effect defined benefit plans. The Company’s actuary has informed that it is currently not practicable to actuarially determine the interest shortfall obligation.

13.	The Finance Act, 2007 has introduced Fringe Benefit Tax (FBT) on employee stock options. The difference between the fair value of the underlying share on the date of vesting and the exercise price paid by the employee is subject to FBT. The Company recovers such tax from the employee. During the quarter ended December 31, 2007 the Company has recognised FBT liability and related recovery of Rs 44 million arising from the exercise of stock options. The Company’s obligation to pay FBT arises only upon the exercise of stock options.

14.	In September 2007, the Company acquired Infocrossing, Inc. (Infocrossing), a US-based provider of IT infrastructure management, enterprise application and business process outsourcing services for a purchase consideration of USD 436 million (including direct cost of acquisition of USD 5 million). The acquisition was conducted by means of a tender offer for all of the outstanding shares of Infocrossing. This acquisition broadens the data center and mainframe capabilities to uniquely position the Company in the remote infrastructure management space.

The purchase consideration has been allocated on a preliminary basis based on managements’ estimates and goodwill of Rs. 22,406 Million has been recorded. The Company is in the process of making final determination of the carrying value of assets and liabilities, which may result in changes in the carrying value of net assets recorded.

15.	In July 2007, the Company acquired Unza Holdings (Unza), a Singapore-based FMCG firm for a purchase consideration of USD 246 million (including direct cost of acquisition of USD 1 million). Unza is one of South East Asia’s, largest independent manufacturer and marketer of personal care products, and has operations in over 40 countries. Unza has an excellent product range and a large portfolio of strong brands catering to Asian consumers. This acquisition would significantly increase the Company’s market size and provide significant synergy in terms of access of common vendors, formulation and brands.

The purchase consideration has been allocated on a preliminary basis based on managements’ estimates and goodwill of Rs. 10,338 Million has been recorded. The Company is in the process of making final determination of the carrying value of assets and liabilities, which may result in changes in the carrying value of net assets recorded.

16.	During the nine month ended December 31, 2007 a relative of the Chairman of the Company, has been appointed to an office or place of profit after obtaining special resolution of the shareholders. The Company has applied to the Central Government for approval of the appointment.

CONDENSED C ONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
17. The list of subsidiaries is given below :

Country of
Direct Subsidiaries	Step Subsidiaries		Incorporation
Wipro Infrastructure
Engineering Ltd			India
Wipro Inc.			USA
	Enthink Inc.		USA
	mPower Software Services (India) Private Limited		India
	MPact Technologies Services Private Limited		India
	cMango India Private Limited		India
	Infocrossing Inc		USA
		Infocrossing EAS, Inc.,	USA
		Infocrossing Services, Inc.	USA
		Infocrossing West, Inc. (A)	USA
		Infocrossing Healthcare Services, Inc.	USA
		Infocrossing, LLC, (A)	USA
		Infocrossing iConnection, Inc.,	USA
cMango Pte Limited			Singapore
Wipro Japan KK			Japan
Wipro Shanghai Limited			China
Wipro Trademarks Holding Limited			India
	Cygnus Negri Investments Private Limited		India
Wipro Travel Services Limited			India
Wipro HealthCare IT Limited			India
Wipro Consumer Care Limited			India
Wipro Holdings (Mauritius) Limited			Mauritius
	Wipro Holdings UK Limited		UK
		Wipro Technologies UK Limited	UK
		BVPENTEBeteiligun gsver waltung GmbH	Austria
		New Logic Technologies GmbH	Austria
		NewLogic Technologies SARL	France
		3D Networks FZ-LLC	Dubai
		3D Networks (UK) Limited	UK
Wipro Cyprus Private Limited			Cyprus
	Wipro Technologies S.A DE C.V		Mexico
	Wipro BPO Philippines LTD. Inc		Philippines
	Wipro Holdings Hungary Korlátolt Felel•sség• Társaság		Hungary
	RetailBox BV		Netherlands
		Enabler Informatica SA	Portugal
		Enabler France SAS	France
		Enabler UK Ltd	UK

CONDENSED C ONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

Country of
Direct Subsidiaries	Step Subsidiaries		Incorporation
		Enabler Brasil Ltd	Brazil
		Enabler & Retail Consult GmbH	Germany
	Saraware Oy		Finland
	Hydrauto Group AB		Sweden
		Hydrauto Oy Ab Pernion	Finland
		Hydrauto Celka Hidrolic San ve Tic a.s	Turkey
	Wipro Technologies SRL		Romania
	Wipro Singapore Pte Limited		Singapore
		Unza Holdings Limited (A)	Singapore
		Wipro Technocentre (Singapore) Pte Limited (a)	Singapore
Quantech Global Services Limited			India
Wipro Australia Pty Limited			Australia
3D Networks Pte Limited			Singapore
Planet PSG Pte Limited			Singapore
	Planet PSG SDN BHD		Malaysia
Spectramind Inc			USA
	WMNETSERV (UK) Ltd.		UK
	WMNETSERV INC.		USA
Wipro Chandrika Limited (b)			India
	Wipro Arabia Limited (c)		Dubai
WMNETSERV Limited			Cyprus

	WMNETSERV (UK) Ltd.		UK
	WMNETSERV INC.		USA

All the above subsidiaries are 100% held by the Company except the following:

a)	65% held in Wipro Technocentre (Singapore) Pte Limited

b)	90% held in Wipro Chandrika Limited

c)	66.67% held in Wipro Arabia Limited.

CONDENSED C ONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
(A) Step Subsidiary details of Infocrossing West, Inc., Info crossing, LLC, and Unza Holdings Limited are as follows :

Country of
Step subsidiaries	Step subsidiaries		Incorporation
Infocrossing West, Inc.			USA
	Infocrossing Services West, Inc.		USA
Infocrossing, LLC,			USA
	Infocrossing Services Southeast, Inc.		USA
Unza Company Pte Ltd			Singapore
Unza Indochina Pte Ltd			Singapore
	Unza Vietnam Co., Ltd		Vietnam
Unza Cathay Ltd			Hong kong
Unza China Ltd			Hong Kong
	Dongguan Unza Consumer Products		China
PT Unza Vitalis			Indonesia
Unza Thailand Limited			Thailand
British virgin
Unza Overseas Ltd			islands
UnzAfrica Limited			Nigeria
British virgin
Unza Middle East Ltd			islands
Unza International Limited			British virgin islands
Positive Equity Sdn Bhd			Malaysia
Unza Nusantara Sdn Bhd			Malaysia
	Unza Holdings Sdn Bhd		Malaysia
	Unza Malaysia Sdn Bhd		Malaysia
		UAA Sdn Bhd	Malaysia
	Manufacturing Services Sdn Bhd		Malaysia
		Shubido Pacific Sdn Bhd	Malaysia
	Gervas Corporation Sdn Bhd		Malaysia
		Gervas (B) Sdn Bhd	Malaysia
	Formapac Sdn Bhd		Malaysia

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
18. The segment information for the quarter and nine months ended December 31, 2007 follows:

							Rs. in Million

							Year ended
	Quarter ended December 31,			Nine months ended December 31,			March 31,
Particulars	2007	2006	Growth %	2007	2006	Growth %	2007
Revenues
IT Services	30,683	26,397	16%	87,053	73,702	18%	101,452
Acquisitions	2,429			2,683
BPO Services	3,051	2,358	29%	8,347	6,755	24%	9,391
Global IT Services and Products	36,163	28,755	26%	98,083	80,457	22%	110,843
India & AsiaPac IT Services and Products	9,716	7,002	39%	26,500	16,988	56%	24,783
Consumer Care and Lighting	4,347	2,110	107%	10,399	5,885	77%	8,160
Others	3,122	2,104	44%	8,419	3,988	113%	7,021
Eliminations	(323)	(249)		(828)	(757)		(1,055)
TOTAL	53,025	39,722	33%	142,573	106,561	34%	149,752
Profit before Interest and Tax — PBIT
IT Services	6,967	6,411	9%	19,373	18,117	7%	24,782
Acquisitions	117			139
BPO Services	656	554	18%	1,855	1,506	23%	2,157
Global IT Services and Products	7,740	6,965	11%	21,367	19,623	9%	26,939
India & AsiaPac IT Services and Products	874	586	49%	2,134	1,408	52%	2,139
Consumer Care and Lighting	525	264	99%	1,270	739	72%	1,006
Others	296	64	364%	485	230	111%	322
TOTAL	9,435	7,879	20%	25,256	22,000	15%	30,406
Interest (Net) and Other Income	176	713		1,702	1,732		2,582
Profit Before Tax	9,611	8,592	12%	26,958	23,732	14%	32,988
Income Tax expense including Fringe Benefit Tax	(1,100)	(1,031)		(3,150)	(3,122)		(3,868)
Profit before Share in earnings of associates and minority interest	8,511	7,561	13%	23,808	20,610	16%	29,120
Share in earnings of associates	40	89		233	246		295
Minority interest	(11)	4		(8)	4		6
PROFIT AFTER TAX	8,540	7,654	12%	24,033	20,860	15%	29,421
Operating Margin
IT Services	23%	24%		22%	25%		24%
Acquisitions	5%			5%
BPO Services	22%	23%		22%	22%		23%
Global IT Services and Products	21%	24%		22%	24%		24%
India & AsiaPac IT Services and Products	9%	8%		8%	8%		9%
Consumer Care and Lighting	12%	12%		12%	13%		12%
TOTAL	18%	20%		18%	21%		20%
CAPITAL EMPLOYED
IT Services	49,680	39,453		49,680	39,453		46,454
Acquisitions	25,409			25,409
BPO Services	3,207	2,096		3,207	2,096		2,493
Global IT Services and Products	78,296	41,549		78,296	41,549		48,947
India & AsiaPac IT Services and Products	8,829	4,287		8,829	4,287		5,363
Consumer Care and Lighting	16,459	2,573		16,459	2,573		2,957
Others	40,597	46,800		40,597	46,800		42,584
TOTAL	144,181	95,209		144,181	95,209		99,851
CAPITAL EMPLOYED COMPOSITION
IT Services	34%	41%		34%	41%		47%
Acquisitions	18%			18%			—
BPO Services	2%	2%		2%	2%		2%
Global IT Services and Products	54%	44%		54%	44%		49%
India & AsiaPac IT Services and Products	6%	5%		6%	5%		5%
Consumer Care and Lighting	11%	3%		11%	3%		3%
Others	29%	48%		29%	48%		43%
TOTAL	100%	100%		100%	100%		100%
RETURN ON AVERAGE CAPITAL EMPLOYED
IT Services	57%	68%		54%	69%		64%
Acquisitions	2%
BPO Services	84%	108%		87%	48%		49%
Global IT Services and Products	41%	70%		45%	67%		63%
India & AsiaPac IT Services and Products	45%	70%		40%	56%		55%
Consumer Care and Lighting	13%	42%		17%	52%		48%
TOTAL	27%	35%		41%	54%		36%

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Notes to Segment Report
a)	The segment report of Wipro Limited and its consolidated subsidiaries and associates has been prepared in accordance with the Accounting Standard 17 “Segment Reporting” issued by The Institute of Chartered Accountants of India.
b)	Segment revenue includes exchange differences which are reported in other income , in the financial statements. PBIT for the quarter ended December 31, 2007 includes certain operating other income of Rs. 302 Million in Global IT Services and Products, Rs. 12 Million in India and AsiaPac IT Services and Products, Rs. 14 Million in Consumer Care and Lighting and Rs. 29 Million in Others which is not included in segment revenue.
c)	PBIT for the quarter and ninth month ended December 31, 2007 is after considering restricted stock unit amortisation of Rs. 303 Million (2006: Rs. 440 Million & 2007: Rs 1078 Million) and Rs. 875 Million (2006: Rs 1036 Million & 2007: Rs 1078 Million). PBIT of Global IT Services and Products for the quarter and ninth month ended December 31, 2007, is after considering restricted stock unit amortisation of Rs. 256 Million (2006: Rs. 384 Million & 2007: Rs 936 Million) and Rs. 754 Million (2006: Rs.906 Million & 2007: Rs. 936 Million).
d)	Capital employed of segments is net of current liabilities which is as follows :—

			(Rs. in Million)
	As of December 31,		As of March 31,
Name of the Segment	2007	2006	2007
Global IT Services and Products	17,456	18,601	18,656
India & AsiaPac IT Services and Products	8,884	7,150	7,601
Consumer Care and Lighting	3,505	1,398	1,537
Others	12,623	5,122	14,589
	42,468	32,271	42,383
e)	Capital employed of ‘Others’ includes cash and cash equivalents including liquid mutual funds of Rs. 28,006 Million (2006: Rs. 38,208 Million & 2007 Rs. 42,652 Million).
f)	The Company has four geographic segments: India, USA, Europe and Rest of the World. Significant portion of the segment assets are in India. Revenue from geographic segments based on domicile of the customers is outlined below:

									(Rs. in Million)
	Quarter ended December 31,				Nine month ended December 31,				Year ended March 31,
Geography	2007	%	2006	%	2007	%	2006	%	2007	%
India	12,454	24%	8,482	22%	34,556	24%	21,505	20%	31,115	21%
USA	23,505	44%	19,118	48%	62,929	44%	53,571	50%	72,702	49%
Europe	12,442	23%	9,710	24%	34,704	25%	25,407	24%	36,972	24%
Rest of the World	4,624	9%	2,412	6%	10,384	7%	6,077	6%	8,963	6%
Total	53,025	100%	39,722	100%	142,573	100%	106,560	100%	149,752	100%
g)	For the purpose of reporting, business segments are considered as primary segments and geographic segments are considered as secondary segments.
h)	The acquisitions, made by Global IT Services and Products, consummated during the year ended March 31, 2006 and 2007 were reported separately in the segment rep ort. The acquisitions have now been completely integrated into Global IT Services and Products and hence not reported separately in the segment report. Segment information for the previous periods has accordingly been reclassified on a comparable basis.
i)	The Company has designated forward contracts and options to hedge highly probable forecasted transactions based on the principles set out in International Accounting Standard (IAS 39) on Financial Instruments. Until March 31, 2007, the exchange differences on the forward contracts and gain / loss on such options were recognised in the profit and loss account in the period in which the forecasted transaction is expected to occur. As of December 31, 2006 and March 31, 2007 the Company had forward /option contracts to sell USD 167 million and USD 87 million respectively, relating to highly probable forecasted transactions. The effect of mark to market of the designated

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
contracts as of December 31, 2006 was a gain of Rs 89 million and as of March 31, 2007 was a gain of Rs 105 million. The premium / discount at inception of forward contracts was amortised over the life of the contract.

Effective April 1, 2007, based on the recognition and measurement principles set out in the Accounting Standard (AS) 30 on Financial Instruments: Recognition and Measurement, the changes in the derivative fair values relating to forward contracts and options that are designated as effective cash flow hedges of Rs 1,141 million, has been recognised directly in shareholders’ funds until the hedged transactions occur. Upon occurrence of the, hedged transaction the amounts recognised in the shareholders’ funds would be reclassified into the profit and loss account.

As a result of this change in the nine month ended December 31, 2007, the shareholders’ funds and loans and advances have increased by Rs. 1,141 million.
19. Corresponding figures for previous periods presented have been regrouped, where necessary, to confirm to the current period classification.